EXHIBIT 10.05

Non-Employee Director

AWARD AGREEMENT

This Restricted Unit and distribution equivalent right award agreement (“Agreement”), effective as of the date set forth at the end of this Agreement (“Grant Date”), is between Valero GP Holdings, LLC (the “Company”) and [insert name] (“Participant”), a participant in the Valero GP Holdings, LLC Long-Term Incentive Plan, as amended (the “Plan”). All capitalized terms contained in this Award shall have the same definitions as are set forth in the Plan unless otherwise defined herein. The terms of this grant are set forth below.

1.

The Compensation Committee of the Board of Directors of the Company hereby grants to Participant [insert #] Restricted Units under the Plan. A “Restricted Unit” is a phantom unit which is equivalent in value to a common unit (“Common Unit”) of the Company. In addition, a Restricted Unit represents the right to receive, upon vesting as provided below, a Common Unit. Restricted Units are granted hereunder in tandem with an equal number of distribution equivalent rights (“DERs”). A DER is a right to receive an amount in cash from the Company or its designee equal to the distributions made by the Company with respect to a Common Unit during the period that ends upon vesting of the tandem Restricted Unit or its forfeiture pursuant to Section 6(b) of the Plan.

2.

The Restricted Units granted hereunder are subject to the following Restricted Periods, and will vest and accrue to Participant in the following increments: [insert 1/3 #] Units on [first anniversary of grant date]; [insert 1/3 #] Units on [second anniversary of grant date]; and [insert 1/3 #] Units on [third anniversary of grant date]. The restrictions may terminate prior to the expiration of such period as set forth in the Plan. Upon vesting, for each Restricted Unit granted hereunder, the Participant will be entitled to receive an unrestricted Common Unit.

3.	DERs with respect to the Restricted Units will be paid to you in cash as of each record payment date during the period such Restricted Units are outstanding.
4.

Neither this Award nor any right under this Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution.

5.

The Company will withhold any taxes due from your compensation as required by law, which, in the sole discretion of the Compensation Committee, may include withholding a number of Restricted Units otherwise payable to you.

6.

By accepting this Award, you hereby accept and agree to be bound by all of the terms, provisions, conditions, and limitations of the Plan and any subsequent amendment or amendments, as if it had been set forth verbatim in this Award.

7.

By accepting this Award, you will become a Participant as of the effective date of this Award and, as such, you shall have no rights with respect to the Restricted Units or DERs granted hereunder except as are expressly conferred by the Plan and this Award.

8.	This Award shall be binding upon the parties hereto and their respective heirs, legal representatives, and successors.
9.	This Award is effective as of [insert grant date].
10.

Upon termination of the Participant’s membership on the Board of the Company or its Affiliates, whichever is applicable, involuntarily for Cause (as hereinafter defined) or on a voluntary basis (other than for retirement, death or disability (see Section 11 below)) during the applicable Restricted Period, all outstanding Restricted Units awarded the Participant shall be automatically forfeited by the Participant at the close of business on the date of such termination. “Cause” shall mean the (i) conviction of the Participant by a state or federal court of a felony involving moral turpitude, (ii) conviction of the Participant by a state or federal court of embezzlement or misappropriation of funds of the Company, (iii) the Company’s (or applicable Affiliate’s) reasonable determination that the Participant has committed an act of fraud, embezzlement, theft, or misappropriation of funds in connection with such Participant’s duties in the course of his or her employment with the Company (or applicable Affiliate), (iv) the Company’s (or its applicable Affiliate’s) reasonable determination that the Participant has engaged in gross mismanagement, negligence or misconduct which causes or could potentially cause material loss, damage or injury to the Company, any of its Affiliates or their respective employees, or (v) the Company’s (or applicable Affiliate’s) reasonable determination that

EXHIBIT 10.05

(a) the Participant has violated any policy of the Company (or applicable Affiliate), including but not limited to, policies regarding sexual harassment, insider trading, confidentiality, substance abuse and/or conflicts of interest, which violation could result in the termination of the Participant’s employment or service as a non-employee Director of the Company (or applicable Affiliate), or (b) the Participant has failed to satisfactorily perform the material duties of Participant’s position with the Company or any of its Affiliates.

11.

If the Participant is terminated because of retirement, death or disability (with the determination of disability to be made with the sole discretion of the Compensation Committee), any Restricted Units held by the Participant which remains unvested as of the date of retirement, death or disability shall immediately vest and become non-forfeitable as of such date.

VALERO GP HOLDINGS, LLC

By:
Curtis V Anastasio
President & Chief Executive Officer

Accepted:

[insert name]

Date:__________